Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 1-A POS of our audit reports dated March 31, 2022 and March 31, 2021, with respect to the balance sheet of TriplePulse, Inc. dba TruBrain as of December 31, 2021 and December 31, 2020, respectively, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. Our report dated March 31, 2022, relating to aforementioned financial statements, includes an emphasis paragraph relating to substantial doubt to the Company's ability to continue as a going concern.

Fruci & Associates II, PLLC

March 28, 2022